SECURITIES AND EXCHANGE COMMISSION
                           WASHINGTON, D.C. 20549

                                SCHEDULE 13G/A

                 UNDER THE SECURITIES EXCHANGE ACT OF 1934
                            (Amendment No. 4)*


                           ELIZABETH ARDEN, INC.
----------------------------------------------------------------------
                              (Name of Issuer)


                       Common Stock, $.01 Par Value
----------------------------------------------------------------------
                      (Title of Class of Securities)


                                  28660G10
----------------------------------------------------------------------
                               (CUSIP Number)


                               June 25, 2002
----------------------------------------------------------------------
          (Date of Event Which Requires Filing of this Statement)


     Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

     [ ] Rule 13d-1(b)
     [X] Rule 13d-1(c)
     [ ] Rule 13d-1(d)

     *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

     The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


                            Page 1 of 5 Pages
                           There are no exhibits

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CUSIP No. 357 658 103                                 Page 2 of 5 Pages

(1)   NAMES OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

      Rafael Kravec
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(2)   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)

      (a)  [ ]
      (b)  [ ]
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(3)   SEC USE ONLY


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(4)   CITIZENSHIP OR PLACE OF ORGANIZATION

      USA
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      Number of         (5)   Sole Voting Power             750,000
      Shares
                        -------------------------------------------------
      Beneficially      (6)   Shared Voting Power                 0
      Owned by
                        -------------------------------------------------
      Each Reporting    (7)   Sole Dispositive Power        750,000
      Person
                        -------------------------------------------------
      With              (8)    Shared Dispositive Power            0

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(9)   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        751,000 (a)
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(10)  CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
      SEE INSTRUCTIONS)   [ ]

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(11)  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

      4.0%
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(12)  TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

      IN
-------------------------------------------------------------------------
(a) Includes 1,000 shares of Common Stock that are owned by Mr. Kravec's daughter and as to which he disclaims beneficial ownership.


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CUSIP No. 357 658 103                                 Page 3 of 5 Pages

ITEM 1(a).  NAME OF ISSUER:

            Elizabeth Arden, Inc.
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ITEM 1(b).  ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

            14100 N.W. 60 Avenue, Miami Lakes, Florida 33014
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ITEM 2(a).  NAME OF PERSON FILING:

            Rafael Kravec
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ITEM 2(b).  ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE:

            14100 N.W. 60 Avenue, Miami Lakes, Florida 33014
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ITEM 2(c).  CITIZENSHIP:

            USA
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ITEM 2(d).  TITLE OF CLASS OF SECURITIES:

            Common Stock, $.01 Par Value
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ITEM 2(e).  CUSIP NUMBER:

            28660G10
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ITEM 3.    IF THIS STATEMENT IS FILED PURSUANT TO RULES 240.13d-1(b) or
           240.13d-2(b) or (c), CHECK WHETHER THE PERSON FILING IS A:
           (a)[ ] Broker or dealer registered under section 15 of the Act (15 U.S.C. 78o);
           (b)[ ] Bank as defined in section 3(a)(6) of the Act
           (15 U.S.C. 78c);
           (c)[ ] Insurance company as defined in section 3(a)(19) of the Act (15 U.S.C. 78c);
           (d)[ ] Investment company registered under section 8 of the Investment Company Act of 1940 (15 U.S.C. 80a-8);
           (e)[ ] An investment adviser in accordance with Rule 240.13d-1(b)(1)(ii)(E);
           (f)[ ] An employee benefit plan or endowment fund in accordance with Rule 240.13d-1(b)(1)(ii)(F);
           (g)[ ] A parent holding company or control person in accordance with Rule 240.13d-1(b)(1)(ii)(G);
           (h)[ ] A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813);
           (i)[ ] A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3);
           (j)[ ] Group, in accordance with Rule 240.13d-1(b)(1)(ii)(J). IF THIS STATEMENT IS FILED PURSUANT TO RULE 240.13d-1(c), CHECK THIS BOX [X]

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CUSIP No. 357 658 103                                 Page 4 of 5 Pages

ITEM 4      Ownership.
            (a) Amount Beneficially Owned:                751,000(a)

            (b) Percent of Class:                             4.0%

            (c) Number of shares as to which such person has:
                (i)   sole power to vote or to
                      direct the vote                     750,000(a)

                (ii)  shared power to vote or to
                      direct the vote                           0


                (iii) sole power to dispose or to
                      direct the disposition of           750,000(a)

                (iv)  shared power to dispose or to
                      direct the disposition of                 0

ITEM 5.     Ownership of Five Percent or Less of a Class.

            If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of
            securities, check the following.   [X]

ITEM 6.     OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER
            PERSON.

            Not applicable.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT
            HOLDING COMPANY.

            Not applicable.

ITEM 8.     IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

            Not applicable.

ITEM 9.     NOTICE OF DISSOLUTION OF GROUP.

            Not applicable.

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CUSIP No. 357 658 103                                 Page 5 of 5 Pages

ITEM 10.    CERTIFICATIONS.

            By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

             After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.



June ___, 2002
                                           --------------------
                                           Rafael Kravec